21

                                   EXHIBIT D

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED PURSUANT TO SUCH ACT OR UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                               CADMUS CORPORATION

                             SECURED PROMISSORY NOTE


$2,000,000                                                       June 30, 1997


     FOR VALUE RECEIVED, the undersigned, Cadmus Corporation, a Massachusetts corporation ("Payor"), hereby unconditionally promises to pay to the order of ELXSI, a California corporation ("Payee"), the principal sum of TWO MILLION AND 00/100 DOLLARS ($2,000,000) on June 30, 1999 (the "Maturity Date"), or such earlier date as may otherwise be provided for herein, plus interest at the rate and on the date provided for herein.

     This Promissory Note (this "Note") has been issued to evidence and set forth the terms of a $2,000,000 loan (the "Loan") made on June 30, 1997 by the Payee to the Payor. The Loan was made in order to finance the purchase by the Payor of 6,517 shares of Series AAA 5% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of Azimuth Corporation (the "Stock"). As part of the terms of the Loan, the Payor has agreed: (i) to pay to the Payee a 5% (or $100,000) closing fee (the "Loan Fee") ; and (ii) to pay or reimburse the Payee for all of its fees and expenses in connection with its borrowing of such Loan funds for on-lending to the Payor (the "Loan Expenses").

Section 1.     Interest, Payments and Prepayments.

      1.1. The unpaid principal balance of this Note shall bear interest at a rate per annum equal to fifteen percent (15%).

      1.2. Interest hereunder shall be due payable quarterly in arrears, on the last day of March, June, September and December, commencing with September 30, 1997.

      1.3. Payments and prepayments of principal and interest on this Note shall be made in lawful money of the United States of America by wire or bank transfer, or as otherwise designated by Payee, in immediately available funds to an account designated in writing by Payee.

      1.4. If the date on which any payment is required to be made pursuant to the provisions of this Note occurs on a Saturday, Sunday or legal holiday observed in the State of New York, such payment shall be due and payable on the immediately succeeding date which is not a Saturday, Sunday or legal holiday so observed.

      1.5. The principal and interest on this Note may be voluntarily prepaid, in whole or in part, at any time and from time to time, provided that any principal amount so prepaid shall be accompanied by payment of the accrued but unpaid interest thereon. Prepayments shall be applied first to interest and then to principal.

      1.6. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, or if any charges payable pursuant hereto are, according to applicable laws, construed to be interest which has the effect of causing the interest hereunder to exceed the maximum rate legally enforceable, the rate of interest and/or charges required to be paid hereunder shall be automatically reduced so that the interest hereunder does not exceed the maximum rate legally enforceable. If such interest rate and/or charges are so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest and/or fees required to be paid hereunder shall be automatically increased to the maximum rate legally enforceable, which in no event shall exceed the rate otherwise provided for in this Note.

Section 2.     Pledge of Stock.

      2.1. In order to secure the prompt and complete payment and performance when due of all of the obligations of the Payor hereunder, the Payor DOES HEREBY pledge to the Payee, and grant to the Payee and continuing first priority security interest in, all of Payor's right, title and interest in, to and under the following (collectively, the "Collateral"): (i) the Stock; (ii) any and all dividends and distributions, sinking fund and redemption payments and liquidation payments (in each case, whether in the form of cash, securities or other property) paid on, under or with respect to any of the Stock or other Collateral; (iii) any consideration received from the sale, exchange, lease or other disposition of Stock or other Collateral; (iv) any and all other or additional stock or other securities or property (including cash) paid or distributed in respect of any Stock or other Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and (v) any other item constituting products or proceeds of the Stock or other Collateral within the meaning of the Uniform Commercial Code of the State of New York.

      2.2. The Payor covenants and agrees that it will, at his own cost and expense, defend its title to the Collateral and the Payee's right, title and interest therein granted hereunder, against the claims and demands of all persons and entities whomsoever.

      2.3. Following, and during the continuance of, any Event of Default (as hereinafter defined), the Payee irrevocably makes, constitutes, and appoints the Payee (and all officers, employees, or agents designated by Payee) as the Payor's true and lawful agent, proxy and attorney-in-fact, with full power of substitution, for the purpose of taking any action and to executing any document or instrument which the Payee may deem necessary or advisable to accomplish the purposes of this Note, including without limitation, to: (i) transfer record title to the Stock and other Collateral to the Payee (or its nominee or assignee); and (ii) vote the Stock and other Collateral.

Section 3.     Events of Default.

      In the event that:

      3.1. Payor defaults in making any payment required to be made under this Note; or, after Payee's demand therefor, defaults in the payment of the Loan Fee or Loan Expenses; or

      3.2. Payor fails to pay any principal of or interest on any indebtedness for borrowed money, or any guarantee thereof, beyond the period of grace, if any, provided with respect thereto, or Payor defaults in the observance or performance of any other term, covenant, agreement, condition, undertaking or provision contained in any agreement or instrument evidencing or securing or related to any such indebtedness for borrowed money or guarantee, if the effect thereof is to cause, or permit the holder or holders thereof (or a trustee or trustees on behalf of such holder or holders) to cause, and such holder or holders have caused, such indebtedness for money borrowed or guarantee to become due prior to its stated maturity; provided that the aggregate amount of all indebtedness affected as aforesaid shall equal or exceed $2,000; or

      3.3. (i) Payor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or shall make a formal or informal general assignment for the benefit of its creditors; or (ii) there shall be commenced against Payor any case, proceeding, or other action of a nature referred to in clause (i) above which
(A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) Payor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
(i) or (ii) above; or (iv) Payor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, upon the occurrence and during the continuance of any such event (an "Event of Default"), Payee (unless there shall have occurred an Event of Default under Section 3.3, in which case the unpaid balance of this Note shall automatically become due and payable) may, by written notice to Payor, declare this Note due and payable, whereupon the same shall become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

Section 4.     Miscellaneous.

      4.1. All notices, requests, demands or other communications to or upon Payor or Payee shall be deemed to have been given or made when deposited in the mails, postage prepaid, addressed to Payor at 4209 Vineland Road, Suite J-1, Orlando, Florida 32811, and to Payee at the same address. No other method of giving notice is hereby precluded.

      4.2. No failure or delay on the part of the Payee in exercising any right, power or privilege hereunder, and no course of dealing between Payor and Payee shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Payee would otherwise have. No notice to or demand on Payor in any case shall entitle the Payee to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Payee to take any other or further action in any circumstances without notice or demand.

      4.3. The Payor agrees to pay and save the Payee harmless against liability for the payment of all out-of-pocket expenses arising in connection with the enforcement of this Note, including without limitation the reasonable fees and expenses of counsel selected by the Payee.

      4.4. Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to Payor from the Payee, and upon reimbursement to Payor of all reasonable expenses incident thereto, and upon surrender or cancellation of this Note, if mutilated, Payor will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

      4.5. This Note shall be binding upon Payor and Payee and their respective successors and permitted assigns. This Note, and the rights and obligations hereunder, may not be assigned or delegated by Payor without the prior written consent of Payee.

      4.6. This Note shall be interpreted, construed and enforced in accordance with the laws of the State of New York.


                                             CADMUS CORPORATION



                                             By:
                                                --------------------------------
                                                Name:
                                                Title: